Exhibit 99.1

CSX 2019 STOCK AND INCENTIVE AWARD PLAN

Section 1. Purpose

The purpose of the CSX 2019 Stock and Incentive Award Plan (as amended from time to time, the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of CSX Corporation (the “Company”), thereby furthering the best interests of the Company and its shareholders.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(b)	“Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award, Dividend Equivalents or Other Stock-Based Award granted under the Plan.

(c)	“Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)	“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e)	“Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such Person can be named or is named by the Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Cause” means (unless otherwise specified by the Committee in a binding writing): (i) an act of personal dishonesty by a Participant resulting in substantial personal enrichment of the Participant at the expense of CSX, a Subsidiary or Affiliate; (ii) a violation of a Participant’s management responsibilities which is demonstrably willful and deliberate on the Participant’s part and which is not remedied in a reasonable period of time after receipt of written notice from the Employer; (iii) the conviction of the Participant of, or a plea of guilty or nolo contendre to, a felony involving moral turpitude; (iv) a significant act involving moral turpitude that adversely affects the reputation or business of CSX, a Subsidiary or Affiliate; or (v) a violation of CSX’s code of ethics.

(h)	“Change in Control” means the occurrence of any of the following:

(i)	Stock Acquisition. The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (A) the then outstanding shares of common stock of CSX (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of CSX entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control: (A) any acquisition directly from CSX; (B) any acquisition by CSX; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by CSX or any corporation controlled by CSX; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(h); or

(ii)	Board Composition. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after such date whose election or nomination for election by CSX’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individuals whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Business Combination. An actual change in ownership of Outstanding Company Common Stock, Outstanding Company Voting Securities, and/or assets of CSX or CSX Transportation, Inc. by reason of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of CSX or CSX Transportation, Inc. that is not subject, as a matter of law or contract, to approval by the Surface Transportation Board or any successor agency or regulatory body having jurisdiction over such transactions (the “STB”) (a “Business Combination”), in each case, unless, following such Business Combination:

(A)	all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns CSX or CSX Transportation, Inc. or all or substantially all of the assets of CSX or CSX Transportation, Inc. either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(B)	no Person (excluding a corporation resulting from such Business Combination or an employee benefit plan (or related trust) of CSX or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(C)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(iv)	Regulated Business Combination. An actual change in ownership of Outstanding Company Common Stock, Outstanding Company Voting Securities, and/or assets of CSX or CSX Transportation, Inc. by reason of a Business Combination that is subject, as a matter of law or contract, to approval by the STB (a “Regulated Business Combination”) unless such Business Combination complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(h); or

(v)	Liquidation or Dissolution. Approval by the shareholders of CSX of a complete liquidation or dissolution of CSX or CSX Transportation, Inc.

Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(j)	“Committee” means the Compensation Committee of the Board unless another committee is designated by the Board. If there is no Compensation Committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board. With respect to Awards to be granted to Directors, the term “Committee” means the Governance Committee of the Board.

(k)	“Consultant” means any individual, including an advisor, who is providing services to the Company or any Affiliate or who has accepted an offer to provide such services or consultancy from the Company or any Affiliate.

(l)	“Director” means any member of the Board.

(m)	“Disability” means, with respect to a Participant, “disability” as defined in the Participant’s Service Agreement, if any, or if not so defined, unless otherwise provided in the Participant’s applicable Award Agreement, a disability that would qualify as such under the Company’s long-term disability plan. Notwithstanding the foregoing, with respect to any payment pursuant to an Award that is subject to Section 409A of the Code that is triggered upon a Disability, Disability means that the Participant is disabled as defined under Section 409A(a)(2)(C) of the Code.

(n)	“Dividend Equivalent” means a right awarded under of Section 11. Other references to “dividend equivalents” and “dividend equivalent rights” are intended to allow for adjustments or payments in cash, Shares, other property or by the adjustment of the actual or target Shares or units comprising an Award, in respect of dividends declared on outstanding Shares.

(o)	“Effective Date” means May 3, 2019.

(p)	“Employee” means any individual, including any officer, employed by the Company or any Affiliate or any prospective employee or officer who has accepted an offer of employment from the Company or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws.

(q)	“Employer” means CSX and each Subsidiary or Affiliate that employs one or more Participants.

(r)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(s)	“Fair Market Value” or “FMV” means (i) with respect to Shares, the closing price of a Share on the referenced date or the date designated by the Committee in accordance with this Plan (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(t)	“Good Reason” as to any Participant, means (unless otherwise specified by the Committee in a binding writing) (i) a material reduction in the Participant’s compensation or employment related benefits (other than across-the-board reductions that affect management employees generally); (ii) a material diminution of the Participant’s status, title(s), office(s), working conditions, or management responsibilities (other than changes in reporting or management responsibilities required by applicable federal or state law); or (iii) a change in the location of Participant’s place of employment of more than 30 miles without the Participant’s consent. A Participant’s resignation shall not be with Good Reason unless the Participant gives the Employer written notice of the purported existence of Good Reason and the Employer fails to cure or remedy the condition within thirty (30) days after the Participant’s notice.

(u)	“Incentive Stock Option” means an option representing the right to purchase Shares from the Company (or portion of such option), granted pursuant to the provisions of Section 6, that meets the requirements of Section 422 of the Code and is not designated as a Non-Qualified Stock Option by the Committee.

(v)	“Initial Value” means the amount prescribed by the Committee for purposes of determining the amount payable upon the exercise of a SAR. The Initial Value cannot be less than 100% of the FMV of the underlying Shares as of the grant of the relevant Award. If the Committee does not prescribe an Initial Value for a SAR, the Initial Value shall be 100% of the FMV of the underlying Company Stock as of the grant of the SAR.

(w)	“Non-Employee Director” means any Director who is not an employee of the Company or any Subsidiary.

(x)	“Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company (or portion of such option), granted pursuant to Section 6, that does not meet the requirements of Section 422 of the Code or is designated as a Non-Qualified Stock Option by the Committee.

(y)	“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(z)	“Other Cash-Based Award” means an Award granted pursuant to Section 12, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(aa)	“Other Stock-Based Award” means an Award granted pursuant to Section 12 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

(bb)	“Participant” means the recipient of an Award granted under the Plan.

(cc)	“Performance Award” means an Award (or portion thereof) granted pursuant to Section 10.

(dd)	“Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(ee)	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(ff)	“Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.

(gg)	“RSU” means a contractual right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof, granted pursuant to Section 9 that is denominated in Shares. Awards of RSUs may include the right to receive dividend equivalents.

(hh)	“SAR” means any right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant.

(ii)	“SEC” means the U.S. Securities and Exchange Commission.

(jj)	“Service Agreement” means any offer letter or employment, severance, consulting or similar agreement between the Company or any of its Subsidiaries and the Participant.

(kk)	“Share” means a share of common stock, $1.00 par value, of CSX. In the event of a change in the capital structure of CSX affecting the common stock, the shares resulting from such a change in the common stock shall be deemed to be Shares within the meaning of the Plan.

(ll)	“Subsidiary” means an entity of which the Company, directly or indirectly, holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of this Plan shall be determined by the Committee.

(mm)	“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(nn)	“Target Payout Level” means the payout level defined as “target” under the terms of the Performance Award.

(oo)	“Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Affiliate, or, in the case of a Participant who is a Consultant or Non-Employee Director, the date the performance of services for the Company or any Affiliate has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate, as applicable, as a Non-Employee Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by a Subsidiary when a Subsidiary ceases to be a Subsidiary unless such Participant’s employment continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

(pp)	“Qualifying Combination” means a Business Combination or a Regulated Business Combination.

Section 3. Eligibility

(a)	Any Employee, Non-Employee Director or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b)	Holders of options and other types of awards granted by a company or other business that is acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Section 4. Administration

(a)	Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.

(b)	Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.

(c)	Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement which need not be identical for each Participant; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations (including, for the avoidance of doubt, any modifications to the terms applicable to Awards in the event of a Change in Control or other corporate transaction). Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

Section 5. Shares Available for Awards

(a)	Subject to adjustment as provided in Section 5(c)(i) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate 28 million Shares (the “Share Pool”).

(b)	If any Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award shall again be available for grant under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (i) any Shares that are withheld by the Company or tendered by a Participant (by either actual delivery or attestation) on or after the Effective Date (A) to pay the Exercise Price of an Option granted under the Plan or (B) to satisfy tax withholding obligations associated with an Award granted under the Plan, (ii) any Shares that were subject to a stock-settled SAR granted under the Plan that were not issued upon the exercise of such SAR on or after the Effective Date, and (iii) any Shares that were purchased by the Company on the open market with the proceeds from the exercise of an Option.

(c)	In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to compliance with Section 409A of the Code and other applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:

(i)	the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(e);

(ii)	the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii)	the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d)	Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares.

(e)	Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall be equal to the Share Pool.

Section 6. Options

The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)	The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share determined at the time of such Option.

(b)	The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option. The Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.

(c)	The Committee shall be entitled to approve or disapprove the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(d)	No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).

(e)	The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code).

Section 7. Stock Appreciation Rights

The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)	SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(b)	The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(c)	The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR. The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(d)	Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(e)	No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).

Section 8. Restricted Stock

The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)	The Award Agreement shall specify the vesting schedule.

(b)	Awards of Restricted Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)	Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends.

(d)	The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e)	Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)	The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

Section 9. RSUs

The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)	The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).

(b)	Awards of RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)	An RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the RSU.

(d)	The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e)	Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)	The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 10. Performance Awards

The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)	A Performance Award may be denominated as a cash amount, number of Shares or units or a combination thereof and is an Award (or a portion thereof) which may be earned upon achievement or satisfaction of one or more performance conditions specified by the Committee. In addition, the Committee may specify that any other Award (or portion thereof) shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award (or any portion thereof) or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(b)	If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)	Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.

(d)	A Performance Award shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until Shares are issued to the Participant to settle the Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares underlying the Performance Award with respect to any dividends declared during the period that the Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares underlying the Performance Awards with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights shall be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.

(e)	The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 11. Dividend Equivalents

The Committee may grant Dividend Equivalents to any Participant. The Committee shall establish the terms and conditions to which Dividend Equivalents are subject. Dividend Equivalents may be granted in connection with other Incentive Awards or separately. Under a Dividend Equivalent, a Participant shall be entitled to receive, currently or in the future, payments equivalent to the amount of dividends paid by CSX to holders of Shares with respect to the number of Dividend Equivalents held by the Participant; provided, however, that if Dividend Equivalents are granted with a Performance Award, any amount payable under the Dividend Equivalents shall be paid only when, and to the extent that, the performance restrictions of the related Performance Award are satisfied (but in no event later than March 15 of the year following the year in which the performance restrictions are satisfied). The Committee may decide to pay a Dividend Equivalent in Shares, cash, or a combination thereof at the time a Dividend Equivalent is granted or payable.

Section 12. Other Cash-Based Awards and Other Stock-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 12 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

Section 13. Effect of Termination of Service or a Change in Control on Awards

The following shall apply in the event of a Change in Control:

(a)	Continuation of Awards. Effective as of a Change in Control, each outstanding Award must be continued in accordance with its terms and conditions in effect on the date of the Change in Control, except for adjustments in its terms and conditions as are required to equitably reflect the change in capital structure resulting from the Change in Control. If Company Stock is no longer publicly traded on a recognized exchange, Awards outstanding at the time of the Change in Control must be replaced with a Substitute Award as soon as practicable.

(b)	Termination of Employment After Change in Control. Each Incentive Award or Substitute Award held by a Participant (A) who resigns within three months after an event constituting Good Reason or (B) whose employment is terminated without Cause by the Company, a Subsidiary or an Affiliate, in either case after a Change in Control and on or before the third anniversary of the Change in Control, is subject to the following:

(i)	If the Award or Substitute Award is an Option or SAR, the Award shall be cancelled on the date the Participant’s employment terminates in exchange for a single sum cash payment. The payment shall equal the FMV of the Shares or other security subject to the Option or SAR, on the date the Participant’s employment terminates, in excess of the option price or the Initial Value, as applicable, multiplied by the number of Shares or other security subject to the Option or SAR on the date of the termination of employment.

(ii)	If the Award or Substitute Award is Restricted Stock, all terms and conditions on the Restricted Stock shall be deemed satisfied on the date the Participant’s employment terminates and the Restricted Stock shall be fully vested and immediately transferable.

(iii)	If the Award or Substitute Award is a Performance Award, the Award shall be considered earned at the Target Payout Level and shall be cancelled on the date the Participant’s employment terminates in exchange for a single sum cash payment. The payment shall equal the FMV of Shares or other security subject to the Award multiplied by the number of Shares or other security subject to the Award at the Target Payout Level.

(iv)	If the Award or Substitute Award is RSUs, all terms and conditions on the RSUs shall be considered satisfied on the date the Participant’s employment terminates and shall be cancelled on such date in exchange for a single sum cash payment. The payment shall equal the FMV of the Shares or other security subject to the award, multiplied by the number of RSUs subject to the award on the date the Participant’s employment terminates.

(v)	If the Award or Substitute Award is Dividend Equivalents, all terms and conditions of the Dividend Equivalents shall be considered satisfied on the date the Participant’s employment terminates and shall be cancelled on such date in exchange for a single sum cash payment. The payment shall equal the balance, if any, that has been credited but not yet paid with respect to the Dividend Equivalents.

(c)	Termination of Employment before a Change in Control in Certain Circumstances. Each Award of a Participant (A) who resigns within three months after an event constituting Good Reason or (B) whose employment is terminated without Cause by the Company, a Subsidiary or an Affiliate, in either case upon or after shareholder approval of a Qualifying Combination and prior to the applicable Change in Control is subject to the following upon the consummation of such Change in Control:

(i)	All Options and SARs shall be cancelled, on the date of the Qualifying Combination, in exchange for a single sum cash payment. The payment shall equal the FMV of the Shares on such date in excess of the option price or the Initial Value, as applicable, multiplied by the number of shares of Company Stock subject to the Option or SAR on the date of the Change in Control.

(ii)	All terms and conditions of Restricted Stock and RSUs shall be considered satisfied upon the Qualifying Combination, (and the Restricted Stock shall be entirely vested and transferable and the amount payable for the RSUs shall be immediately payable as of such date).

(iii)	all Performance Grants, Stock Awards and Dividend Equivalents shall be considered earned at Target Payout Level and immediately payable in cash upon the date of the Qualifying Combination.

(d)	Additional Participant Rights. If Section 13(a) is not satisfied, then the following shall occur: (i) with respect to Performance Awards, Restricted Stock, RSUs or Dividend Equivalents, the Participant shall be entitled to receive the value of the Award, based upon FMV of the Shares and at the Target Payout Level, where applicable, determined on the date of the Change in Control and paid as soon as practicable thereafter, and (ii) with respect to Options or SARs, the Participant shall be entitled to receive an amount equal to the FMV of the shares covered by the Option or SAR on the date of the Change in Control in excess of the Option price or Initial Value, as applicable, multiplied by the number of shares covered by the Option or SAR and paid as soon as practicable thereafter.

(e)	Amendments and Termination. On and after a Change in Control, the Committee may not amend or terminate the Plan or the terms of any Award in a manner that adversely impacts such Award without the affected Participant’s consent except as required or provided under Section 13(a) or Section 20.

Section 14. General Provisions Applicable to Awards

(a)	Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b)	Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)	Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)	Except as may be permitted by the Committee or as specifically provided in an Award Agreement: (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 14(e); and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 14(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)	A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.

(f)	All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)	The Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

Section 15. Amendments and Terminations

(a)	Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan (including Section 13(e)), the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 19. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b)	Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, immediately prior to the consummation of such action, each Award shall be treated as set forth in his Section 13 and shall then terminate, unless otherwise determined by the Committee.

(c)	Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 13, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 19. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)	No Repricing. Notwithstanding the foregoing, except as provided in Section 5(c), no action (including the repurchase of Options or SAR Awards (in each case, that are “out of the money”) for cash and/or other property) shall directly or indirectly, through cancellation and re-grant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any Award established at the time of grant thereof without approval of the Company’s shareholders.

Section 16. Miscellaneous

(a)	No Employee, Director, Consultant, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b)	The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. Further, the Company or any applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c)	Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)	The Committee may authorize the Company to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) under applicable accounting standards.

(e)	If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(f)	Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)	No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h)	Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 17. Effective Date of the Plan

The Plan shall be effective as of the Effective Date, subject to prior approval by the Board and the Company’s shareholders.

Section 18. Term of the Plan

No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 15(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 19. Cancellation or “Clawback” of Awards

The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Section 20. Section 409A of the Code

With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.

Section 21. Successors and Assigns

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 13(a).

Section 22. Data Protection

By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include:

(a)	administering and maintaining Participant records;

(b)	providing information to the Company, any Subsidiary, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(c)	providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and

(d)	transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Section 23. Governing Law

The Plan and each Award Agreement shall be governed by the laws of the State of Florida, without application of the conflicts of law principles thereof.